MELLON INSTITUTIONAL FUNDS INVESTMENT TRUST

Recently we sent you proxy materials regarding two Special Meetings of Shareholders. Our records indicate that we have not received your important vote(s). We urge you to act promptly in order to allow us to obtain a sufficient number of votes to hold the Meetings and avoid the possibility of an adjournment.

The first Special Meeting will concern election of a new slate of trustees of the Trust. The second Special Meeting will concern approval of a new investment advisory agreement and sub- investment advisory agreement for Newton International Equity Fund; as well as an amendment to the liquidation provisions of the Certificate of Designation for certain Funds. Each Special Meeting will be held separately, at 10 AM (Eastern Time) and 11 AM (Eastern Time), respectively. Shareholders of all Funds will vote together at the first meeting for the election of trustees of the Trust. Only shareholders of the Funds affected by the proposals to be addressed in the second meeting will vote on those proposals, and will do so separately by Fund.

EVERY VOTE COUNTS

You may think your vote is not important, but your participation is critical to hold the meetings, so please vote immediately. Any additional solicitations are costly and time-consuming. We urge you to vote your proxy now.

THE BOARD OF TRUSTEES OF THE TRUST UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF
EACH PROPOSAL.

Please vote now to be sure your vote

is received in time for the

November 17, 2008

Special Meetings of Shareholders.

Thank you

for your participation.

Mail in your signed proxy card in the envelope provided.

Voting takes only a few minutes.

PLEASE VOTE TODAY.

Thank you for your cooperation in voting on these important proposals. If you have any questions, please call your financial representative. Or, if your questions relate specifically to the proxy matters, please call our service center representatives toll-free at 1-800-221-4795.

(If you have recently voted, please disregard this notice.)